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                                                              Exhibit 99.1



                                                              PRESS RELEASE
JLG INDUSTRIES, INC.                                  FOR IMMEDIATE RELEASE
1 JLG Drive
Mcconnellsburg, PA 17233-9533
Telephone (717) 485-5161
Fax (717) 485-6417
www.jlg.com


                                                      CONTACT:  JUNA ROWLAND
                                   DIRECTOR - CORPORATE & INVESTOR RELATIONS
                                                  (240) 313-1816, IR@JLG.COM


                      JLG ANNOUNCES PROPOSED DEBT OFFERING

         MCCONNELLSBURG, PA, APRIL 29, 2003 - JLG Industries, Inc. (NYSE: JLG) today announced that it is seeking to raise, subject to market conditions, $125 million through a private offering of senior notes. If the offering is completed, the net proceeds will be used to repay outstanding debt under the Company's existing $250 million revolving credit facility and for general corporate purposes.

         The notes will be offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, and/or outside the United States in compliance with Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities. This press release is issued pursuant to and in accordance with Rule 135c under the Securities Act.

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